UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 7, 2020 (December 31, 2019)

APOLLO MEDICAL HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-37392	95-4472349
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1668 S. Garfield Avenue, 2nd Floor, Alhambra, CA 91801

(Address of Principal Executive Offices, and Zip Code)

(626) 282-0288

Registrant’s Telephone Number, Including Area Code

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	AMEH	Nasdaq Capital Market

Item 1.01 Entry Into a Material Definitive Agreement.

On December 31, 2019, Universal Care Acquisition Partners, LLC, a Delaware limited liability company (“UCAP”), entered into a Stock Purchase Agreement (the “SPA”) among UCAP, Bright Health Company of California, Inc., a California corporation (“Bright”), Bright Health, Inc., a Delaware corporation (solely for purposes of section 13.22 thereto), Universal Care, Inc., a California corporation doing business as Brand New Day (“Universal”), Howard E. And Elaine H. Davis Family Trust, Howard E. And Elaine H. Davis Grandchildren’s Trust, Jeffrey V. Davis, Jay B. Davis, Laura Davis-Loschiavo, Marc M. Davis, Peter And Helen Lee Family Trust, and, in their respective capacities as seller representatives, Kenneth Sim, M.D., Thomas Lam, M.D., Jay Davis and Jeffrey Davis.

Pursuant to the SPA, UCAP and all of the other shareholders of Universal agreed to sell to Bright all of their respective shares of capital stock in Universal (collectively, the “Shares”). Universal is a private full-service health plan.

UCAP has a 48.9% ownership interest in Universal (the “Percentage Interest”). UCAP is a wholly-owned subsidiary of Allied Physicians of California, a Professional Medical Corporation dba Allied Pacific of California IPA (“APC”), and both are consolidated variable interest entities of Apollo Medical Holdings, Inc. (the “Company”). As set forth in the Company’s definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) on July 31, 2019 (the “Proxy Statement”), the Percentage Interest is an “Excluded Asset” that remains solely for the benefit of APC and its shareholders. As such, any proceeds or gain on the sale of APC’s indirect ownership interest in Universal will have no impact on the Series A Dividend payable by APC to AP-AMH Medical Corporation as described in the Proxy Statement and consequently the sale will not affect net income attributable to the Company.

The aggregate purchase price for the Shares is $200 million in cash plus non-cash consideration consisting of shares of Bright Health, Inc.’s preferred stock having a stipulated value of $80 million, subject to certain adjustments for: (i) indebtedness of Universal existing as of the closing of the transaction (including, to the extent not otherwise repaid by Universal prior to the closing, indebtedness owed to shareholders of Universal of which $16.5 million is allocable as owing to UCAP); (ii) maintenance of stipulated tangible net equity, and (iii) customary transaction expenses. In addition, an aggregate of $44 million will be deducted from the purchase price and held in escrow: (A) for reconciliation of purchase price adjustments (the “Adjustment Escrow”), and (B) for seller indemnification obligations and achievement by Universal of certain target gross margins for the calendar year ending December 31, 2020 (the “Indemnity Escrow”). Any amounts remaining in the Adjustment Escrow that have not been offset or reserved for claims are to be released pursuant to a purchase price reconciliation process commencing 12 months after the closing. Amounts remaining in the Indemnity Escrow that have not been offset or reserved for claims are to be released in a process with defined amounts and timing concluding 24 months after the closing. APC will receive UCAP’s Percentage Interest of the aggregate purchase price and escrowed amounts to be released.

The completion of the transaction is subject to certain closing conditions, including but not limited to, certain regulatory or governmental filings and approvals having been made or obtained, and receipt of various third party consents. The SPA includes customary representations, warranties, covenants and termination provisions for each of the parties. UCAP has also agreed to indemnify Bright, to the extent of its Percentage Interest, for covered losses arising from liabilities incurred from breaches of UCAP’s and/or Universal’s respective representations, warranties and covenants.

The SPA also contains a non-compete provision which restricts UCAP and its affiliates, for a period of two years following the closing, from competing with Bright as a licensed full service health care service plan in certain designated California counties, but expressly permits UCAP and its affiliates to engage in any other form of managed care services business, including owning and operating one or more restricted health care service plans, accountable care organizations, medical groups, independent physician practice associations, hospitals and/or other healthcare providers.

The parties may terminate the SPA if the transaction is not consummated on or prior to December 31, 2020 through no fault of the parties. If the closing fails to occur by December 31, 2020 due to Bright’s insufficient financing to consummate the transaction or failure to obtain a required regulatory or governmental approval due to a final, non-appealable determination that Bright or its affiliates is insufficiently capitalized, Bright will then be obligated to pay Universal a $15 million termination fee.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOLLO MEDICAL HOLDINGS, INC.

Dated: January 7, 2020	By:	/s/ Thomas S. Lam, M.D
	Name:	Thomas S. Lam, M.D
	Title:	Co-CEO & President